Exhibit 11

                                         AEROFLEX INCORPORATED
                                            AND SUBSIDIARIES
                            COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

                                                           Nine Months               Three Months
                                                          Ended March 31,           Ended March 31,
                                                          ----------------          -----------------
                                                      1997         1996            1997         1996
                                                      ----         ----            ----         ----
COMPUTATION OF ADJUSTED NET INCOME (LOSS):
  Net income (loss) for primary earnings
    per common share                             $  2,461,000   $(20,479,000)  $    917,000   $(22,084,000)
                                                                =============                 =============
  Add:  Debenture interest and amortization
    expense, net of income taxes                      369,000       Note 1          123,000      Note 1
                                                 ------------                  ------------
  Adjusted net income (loss) for fully diluted
    earnings per common share                    $  2,830,000                  $  1,040,000
                                                 ============                  ============
COMPUTATION OF ADJUSTED WEIGHTED AVERAGE
 SHARES OUTSTANDING:
  Weighted average shares outstanding              12,432,000     11,876,000     12,523,000     11,937,000
                                                                 ===========                   ===========
  Add:  Effect of options and warrants
      outstanding                                     749,000                       469,000
                                                 ------------                  ------------
  Weighted average shares and common share
    equivalents used for computation of primary
    earnings per common share                      13,181,000                    12,992,000
  Add:  Effect of additional options and warrants
    outstanding for fully diluted computation          46,000                         -
  Add:  Shares assumed to be issued upon
    conversion of debentures                        1,774,000                     1,774,000
                                                 ------------                  ------------
  Weighted average shares and common share
    equivalents used for computation of fully
    diluted earnings per common share              15,001,000                    14,766,000
                                                 ============                  ============
NET INCOME (LOSS) PER COMMON SHARE AND COMMON
 SHARE EQUIVALENT:
  Primary                                              $ .19        $(1.72)         $ .07             $(1.85)
                                                       =====        =======         =====             ======
  Fully Diluted                                        $ .19         Note 1         $ .07             Note 1
                                                       =====                        =====

Note 1 - As a result of the loss, all options, warrants and convertible debentures are anti-dilutive.